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                       [Neptune Society, Inc. Letterhead]



                                                                  March 13, 2000



VIA EDGAR AND FACSIMILE
(202) 942-9594

Securities and Exchange Commission
The Judiciary Plaza
450 Fifth Street, N.W.
Washington D.C.  20549

Attention:    Patrick J. O'Leary


         Re:  The Neptune Society, Inc.
              Filed on January 13, 2000
              SEC File No. 0-28013
              Withdrawal Request

Ladies and Gentlemen:

     The Neptune Society, Inc. hereby requests withdrawal of its registration statement on Form 10 (SEC File No. 0-28013) filed with the Securities and Exchange Commission on January 13, 2000.



Very truly yours,

The Neptune Society, Inc.


By /s/ Thomas J. Soucy
   ------------------------------------------
   Thomas J. Soucy,
   Chief Financial Officer




cc:  Kenneth Sam, Dorsey & Whitney LLP


  Corporate Headquarters 100 North First Street, Suite 205, Burbank, CA 91502 tel 818 953 9995 tf 888 637 8863 fax 818 953 9844 www.neptunesociety.com